EXHIBIT 21

SUBSIDIARIES
OF
PUBLIC COMPANY MANAGEMENT CORPORATION

Operating Subsidiaries

GoPublicToday.com, Inc.
Pubco WhitePapers, Inc.
Public Company Management Services, Inc.

Dormant Subsidiaries

Nevada Management Corporation, Inc.
SL Group Corporation